Exhibit 1.1

BYLAWS

GRUPO AVAL ACCIONES Y VALORES S.A.

LIST OF DEEDS:

No. DATE     NOTARY

0043	January 7, 1994	23 of Bogotá
2691	May 24, 1994	23 of Bogotá
1636	April 20, 1995	23 of Bogotá
4842	October 6, 1995	23 of Bogotá
2095	April 18, 1997	23 of Bogotá
0036	January 8, 1998	23 of Bogotá
2742	June 17, 1998	23 of Bogotá
5298	December 14, 1998	23 of Bogotá
5358	December 16, 1998	23 of Bogotá
941	April 5, 1999	23 of Bogotá
3530	October 12, 1999	23 of Bogotá
4260	October 24, 2001	23 of Bogotá
1248	April 22, 2002	23 of Bogotá
4335	November 13, 2003	23 of Bogotá
0580	March 6, 2006	18 of Bogotá
1735	April 25, 2007	18 of Bogotá
1323	April 24, 2009	36 of Bogotá
28	January 6, 2011	73 of Bogotá
2781	May 26, 2015	73 of Bogotá
5328	September 24, 2015	73 of Bogotá
159	January 21, 2016	73 of Bogotá
1276	March 29, 2016	73 of Bogotá
6367	November 25, 2016	73 of Bogotá
1907	April 28, 2017	73 of Bogotá

CHAPTER I. NAME, DOMICILE, TERM AND PURPOSE.

ARTICLE 1. NAME AND TYPE. Modified   by Deeds Nos.   2691 of May 24, 1994,

455 of February 11, 1997, 2095 of April  18, 1997 and 0036 of January 8, 1998, all  issued   by Notary 23 of Bogotá.     The Company is a Colombian for-profit joint-stock company legally named GRUPO AVAL ACCIONES Y VALORES  S.A.

ARTICLE  2.   OFFICIAL DOMICILE:   BRANCHES AND AGENCIES.   Modified   by  Deeds Nos. 2691 of May 24, 1994 and 1248 of April  22, 2002 issued   by Notary 23 of Bogotá. The Company's official domicile is in the city of Bogotá D.C., but it may over the course of its corporate life  establish branches  and agencies anywhere in Colombia  or  abroad.

ARTICLE 3. TERM. The Company has a term of fifty (50) years from the date of this document, although this term may  be extended or the Company  may  be dissolved in advance by  a  decision   of   the   General   Shareholders'  Meeting   pursuant   to   these  bylaws.

ARTICLE 4. CORPORATE PURPOSE: Modified   by Deeds Nos. 2691 of May 24,  1994, 2742 of June 17, 1998, 4260 of October 24, 2001,  all issued by Notary 23 of  Bogotá. The Company is  primarily engaged in the following activities:

a)   The purchase and sale of shares, bonds, and securities of entities in the financial system.

b) The purchase and sale of shares, bonds, and securities  of other commercial  entities.

PARAGRAPH: As part  of the corporate purpose, the Company may:

a) Acquire and trade any kind of securities  freely circulating  on the market  and securities in general.

b)    Create any kind   of companies   related to  or   complementary   to the corporate  purpose.

c) Represent individuals or corporate entities involved in activities similar to  or complementary of those described in previous paragraphs.

d)   Accept  or  grant   monetary  loans   with  or   without   interest,  pledge   or   give   as collateral its movable or immovable property, offer sureties and assume  responsibilities to give,  execute or  not  execute them on  behalf of third parties; transfer,   endorse,   purchase  accept,  cash,   contest,  cancel   or   pay   bills  of  exchange, checks, promissory notes, or any other securities or accept them or give them as payment and in general execute or enter into exchange contracts in any of their forms.

e)   Purchase,   transfer,   encumber,   lease,   or   administer   any  type  of   property  and change its nature.

f)   Endorse   or   purchase  any   class  of shares   and transfer   them,   own shares   in companies with similar or complementary corporate purposes, and freely transfer the shares, shares  or  interest thereof.

g)   Settle, abandon and appeal arbitration or legal decisions on matters involving third parties,  associates and employees in which the Company has an interest.

h)   Provide services in areas related to the activities, experience and knowledge of the Company.

i)And, in general, sign   and   execute   any   type   of   document   or   contract directly related to the above and whose ultimate purpose is to exercise the rights of or comply with the obligations  arising from the Company's  activity.

CHAPTER II.  SHARE CAPITAL AND STOCK.

ARTICLE 5. AUTHORIZED CAPITAL.  Modified   by Deeds Nos. 2691 of May 24,  1994 and  5358   of  December   16,   1998,   issued   by   Notary   23 of  Bogotá.     The Company's authorized capital totals ONE HUNDRED TWENTY BILLION COLOMBIAN PESOS (COP 120,000,000,000.00) represented by ONE HUNDRED TWENTY  BILLION (120,000,000,000) shares, each  worth a nominal  value of ONE COLOMBIAN  PESO (COP  1.00).

ARTICLE 6.   Modified by Deeds Nos. 2691 of May 24, 1994 issued by Notary 23 of  Bogotá,  0580 of  March  6, 2006 issued   by   Notary   18 of  Bogotá,   and  28 of  January 6, 2011 issued by Notary 73 of Bogotá. CLASSES OF SHARES. The Company's shares are nominative and based on capital. They  may  be: a) common, or  b) preferred without voting  rights. Shares with preferred dividends but no voting rights may be placed via a subscription of shares or a conversion of existing common shares. Shares are indivisible. As such, if a share belongs pro  indiviso to multiple people, these  people shall designate someone to execute the rights inherent to the share, but for  meeting  obligations to the Company, they shall be jointly responsible. Succession shares shall be subject to the applicable laws. Shares may circulate in physical  or  electronic form as decided by the Company's Board of Directors. All shares issued  shall have the same  nominal  value.

Each common share shall confer the following  rights to its holder(s):

1.   The right to participate in the deliberations of the General Shareholders' Meeting  and to vote as a member  of the Meeting;

2.   The right to receive a proportional share of the company profits as established in the yearly balance sheets;

3.   The right to freely trade shares as permitted by law and these bylaws;

4.   The right to freely inspect the Company's books and papers within the fifteen (15)  days prior to the General Shareholders' Meeting at which the year-end balance sheets are examined;

5.   In the event of the liquidation of the company, the right to receive a proportional share of the company's assets once the Company's external liabilities have been  paid.

Each preferred share without voting rights shall confer the following rights to the  holder(s), in addition to those set forth in the subscription terms:

1.The right to freely trade shares as permitted by law and these bylaws;

2.   The right to receive a minimum dividend  as set forth in the subscription terms that  will be preferentially paid over those due for common shares, provided that  dividends have been declared on the basis of resources legally available for this  purpose. The dividend received by holders of common shares shall not exceed that  declared for the preferred dividends without voting rights. There shall be  no  accumulation  of dividends.

3.   The right to own an equal proportion of the common shares of the distributable  profits that remain after the minimum dividend and the dividend for common shares  equal to the minimum dividend have been deducted. In this case, or when a  dividend greater than the minimum dividend is declared, shares  with preferred  dividends   and  no  voting  rights  shall not   be   eligible  to  receive  the  dividend  declared  for common shares in addition to the minimum dividend, but rather  only the dividend declared for common shares.

4.   The right to preferential reimbursement  of investments made once the external liabilities  are paid upon the dissolution  of the Company.

5.   All other rights provided for common   shares in Article 379 of  the Commerce Code, except for  membership or voting rights in the Shareholders' Meeting.  Shareholders with preferred shares without voting rights shall, however, have the  right to vote in the situations set forth by law.

ARTICLE  7. CERTIFICATES.   Modified  by Deeds  Nos.   2691 of   May 24, 1994 issued   by Notary 23 of Bogotá,   3530 of October   12, 1999, 1248 of April 22, 2002,  all issued   by Notary 23 of Bogotá,   and 0580 of March 6, 2006 issued   by Notary  18 of Bogotá.   The Company shall issue share certificates to all shareholders. Before shares are completely paid, the Company shall only issue provisional certificates, which shall have the same characteristics as  official certificates. The transfer of these  provisional certificates shall be subject to the same conditions as the transfer of  official certificates, and both the assignor and the assignee shall be jointly responsible  for the unpaid portion. Once shares are paid in full, provisional certificates shall become  official certificates. Certificates corresponding to shares paid in kind shall be issued  once the traditional contribution has been made. Certificates shall be issued in continuous series, with the signatures of the legal representative and the secretary, and they shall indicate:

1)   The name  of the Company; the Company's headquarters; the Notary; the number  and date of the incorporation documents and the resolution of the Superintendence  approving the incorporation,  as applicable.

2)   The number of shares represented by each certificate, the nominal value, the class  and,   if   necessary,   an   indication   of   whether   the   certificate  is  subject  to trading  restrictions due to its  preferential  right and the conditions thereof.

3)   The complete name  of the person in whose favor the certificate is being issued.

4)   For  preferred shares, the rights inherent thereto shall be indicated  on the back of the certificate.

PARAGRAPH 1: In the event of theft, the Company  will replace the certificate by  providing a duplicate to the owner listed in the Shareholders Book  once the incident  has been proven to Company administrators and a certified copy of  the relevant  police report is presented.  When the shareholder requests a duplicate in the event of loss, he or she must provide the guarantee required by the Board of Directors. For wear  and  deterioration, the shareholder's  request for a duplicate must be  accompanied by the original certificates so that the Company can cancel them. For shares in electronic form, in the event of theft or the loss of a certification or certificate  of deposit, there will be no legal action. The shareholder may request a new certification  or certificate through his  or her  direct depositor.

PARAGRAPH   2: Certificates issued by the Company may be stored in the Central  Securities Depository, in which case they shall be subject to the relevant regulations,  namely: Law 27 of 1990, Regulatory Decree 437 of 1992, and Resolution 1200 of

1995 of the Securities Superintendence and  other current or  future regulations related to this  area.

PARAGRAPH  3: If the   Company   decides   to  digitize   its  shares,  they   may   be  represented   by   a   global   certificate   that   will  be   stored   under   the   custody   and  management of the Central Securities Depository, which shall make the subscriber  annotations and keep the Shareholders Book up to date. Shareholders may request a certificate through their direct depositor, who will verify their identity so that they can  exercise their inherent rights.

ARTICLE 8. Modified by Deeds Nos. 2691 of May 24, 1994 issued  by Notary 23 of Bogotá,  and 28 of January 6, 2011 issued by Notary 73 of Bogotá.  ISSUANCE,  SUBSCRIPTION AND CONVERSION OF SHARES. Restricted shares and shares subsequently issued by the competent decision-making body  may  be issued in accordance with the law and these Bylaws.

8.1 Subscription Right.

Common shares shall confer the preferential right to subscribe to new share issued in a quantity proportional to the amount owned on the date on which the share subscription  regulation is approved,   unless   the   Shareholders'  Meeting   decides   to  place them  without the right of preference, in which case all applicable laws and  bylaws must be  respected. The aforementioned right of preference shall apply to the sale of shares repurchased by the Company  when the Board of Directors decides to put them back into circulation.

For shares with preferred dividends without voting rights, it shall be up to the  Shareholders' Meeting to determine at the time of their issue whether they should be  placed with or without the subscription right. This decision shall be made by a majority vote of those in attendance at the  meeting.

8.2 Subscription Regulation.

The Board of Directors shall approve the subscription regulations  for common shares. When shares with preferred dividends without voting rights are issued, the General  Shareholders' Meeting may  authorize the Board of Directors to approve the corresponding share subscription regulation.

8.3 Share Conversion.

Shares may only be the object of a conversion when approved or authorized by the

General Shareholders' Meeting.

When the Shareholders' Meeting orders a conversion of shares subject to legal  requirements, or when it authorizes shareholders to, at their  own discretion, convert common shares into shares with preferred dividends without voting rights, the  Shareholders'  Meeting   must  define   the   corresponding   procedure.   This procedure  must be defined by the Shareholders' Meeting on an individual basis in the same  decision that approves or authorizes, as the case may be, a specific conversion of common shares into preferred shares without voting rights. In the decision,  the General Shareholders' Meeting may  determine the maximum amount  up to which the shareholders can convert shares, and it may define any aspects deemed necessary to execute the share conversion. For such purposes, the Shareholders' Meeting  may  delegate to the Board of Directors or the President the responsibility to approve the  forms, contracts and other documents that shareholders must sign for the conversion  of the shares.

Any time common shares are converted into shares with preferred  dividends without  voting  rights, each of the former  shall entitle the holder  to one of the latter.

Each share with preferred dividends without voting rights shall permanently entitle its owner to the rights set forth for this type of share in Article Six (6) of these bylaws. There shall be no accumulation  of dividends.

ARTICLE 9. TRADING SHARES. Modified  by Deeds Nos. 2691 of May 24, 1994 issued  by Notary 23 of Bogotá,   3530 of October   12, 1999 issued   by Notary 23 of  Bogotá, and 0580 of March 6, 2006 issued by Notary 18 of Bogotá. The Company's shares are freely tradeable and transferable under the law. The transfer shall occur  merely with the consent of the contracting parties, but in order for this transaction to be  valid before the Company and third parties, it must be recorded in the Stock Ledger  by  means of a written statement issued by the transferor.  This order may  be executed  by endorsing the respective certificate. To make the new record and issue the certificate to the buyer, certificates issued by the seller must be canceled. Shares that are not fully paid are transferable in the same way  as paid shares, but the assignor  and  the subsequent   buyers   shall   be   jointly  responsible  for   the   unpaid  portion.  To transfer shares whose ownership is being  disputed,  permission is required  from the  respective Judge. For share liens, the seizing  party's authorization is also needed.  The lien shall be recorded in the Shareholders Book by  means of a written notice issued by the competent official. The pledge shall not confer the inherent rights of shareholders to the creditor unless a specific stipulation or agreement exists stating otherwise. Such a deed  or document describing the corresponding agreement shall suffice for the creditor  to exercise rights before the Company.   Usufruct confers the usufructuary all the inherent  rights of shareholders, except the rights to transfer  or encumber share or the  right to reimbursement at the time of liquidation. Nevertheless, the parties may make other  arrangements in writing. Usufruct shall be valid upon its recording in the Stock Ledger. For each case, the Board of Directors shall determine whether the Company or the shareholders must pay the relevant taxes or whether they can encumber the share certificates as  allowed by law.

PARAGRAPH 1: When the Company intends to buy its own shares, it must meet the  following  requirements:

1.   The decision shall be made by the General Shareholders' Meeting with a  majority vote of those present.

2.   To complete the operation, funds from the net profits shall be used.

3.   The shares must be fully paid. While they are in the Company's possession, the rights inherent to them shall be suspended.

4.  The repurchase shall be performed through mechanisms that guarantee  equitable conditions  for all shareholders. The  price of the repurchase shall be  determined through a study using technically valid procedures.

PARAGRAPH 2: The subsequent transfer of shares repurchased by the Company shall be made through mechanisms that guarantee equitable conditions for all shareholders. It will not require a share subscription regulation.

PARAGRAPH 3: The Company may assign the bookkeeping of the Shareholders Book to a central securities depository. For electronic shares, an annotation in the  account  and the  record in the Stock Ledger shall suffice for the new shareholder to exercise his or her rights, which shall be accredited by a new certificate issued by the central securities depository.

ARTICLE 10. MANAGEMENT BODIES. Modified  by Deed No. 941 of April 5,  1999, issued by Notary 23 of Bogotá.  The Company has the following management  and executive bodies:

a)   General Shareholders' Meeting.  b)   Board of Directors.

c)  President.

CHAPTER III.- GENERAL SHAREHOLDERS' MEETING

ARTICLE 11. COMPOSITION OF THE GENERAL SHAREHOLDERS' MEETING. The General Shareholders' Meeting is made up of the shareholders listed in the book  entitled the "Stock  Ledger", or  of their representatives  or proxies, as described in the  provisions  of the following bylaws.

ARTICLE 12. DIVISION OF REPRESENTATION AND VOTES IN THE MEETING. Modified  by Deeds Nos. 2,691 of May 24, 1994, 3,530 of October  12, 1999, 4335 of November   13, 2003, all issued   by Notary 23 of Bogotá. Each shareholder may  designate one or  more representatives  for the General Shareholders' Meeting,  regardless of the number of shares owned. This does not apply to decisions about  elections conducted  by vote.  The shareholder  and his or her representative or  representatives must cast the same vote with all of his  or  her shares. In other words, a certain vote may  not be cast with certain shares, and another vote cast with other shares. When a person represents multiple shareholders, he or she may vote separately according  to the instructions of the principal or each person or group he  or she represents, dividing the votes between each of them as instructed. Shares can  be represented through a written power of attorney that names the proxy or proxies, the person or people who can substitute the proxy or proxies, and the date of the  meeting  for which the power is conferred. The power of attorney  may cover two (2) or  more  meetings, provided that this is explicitly stated in the  document. Except in cases  of legal representation, the Company's executives and employees  may  not represent shares other than their own at the General Shareholders' Meetings, nor may they seek representation  for their own shares. They cannot vote on the Company's end-of-  year  balance sheets or financial statements,  nor  on liquidation.

ARTICLE 13. TYPES OF MEETINGS. Modified  by Deed No. 3530 of October  12,  1999, issued  by Notary 23 of Bogotá. The meetings of the General Shareholders' Meeting may  be ordinary  or extraordinary.  They  are presided over by the Chair of the  Board of Directors. In his or her absence, the Vice Chair of the Board of Directors shall preside. In  the  Vice Chair's absence, a majority vote of  the General  Shareholders' Meeting shall designate someone to preside.  The Secretary  of the  meeting shall be the Secretary of the Board of Directors or whomever the Shareholders' Meeting designates. Meetings shall be held at the Company's headquarters on the day,  and at the time and place named in the announcement. Nevertheless, meetings may  be held without prior announcement and  anywhere all subscribed shares  are represented.

ARTICLE 14. ORDINARY MEETINGS. Modified  by Deeds Nos. 2,691 of May 24,  1994, 4842 of October  6, 1995, 2742 of June 17, 1998, 941 of April 5, 1999, all issued   by Notary 23 of Bogotá, 5328  of September 24, 2015, issued by Notary 73 of Bogotá,  1276 of March 29, 2016, issued by Notary  73 of Bogotá, 6367 of  November 25,  2016 issued by Notary 73  of Bogotá and 1907 of April 28, 2017 issued by Notary 73  of Bogotá.  Ordinary meetings of the  Shareholders' Meeting shall be held one (1) time each year no later than the last  business day  of March in order to review the Company's situation, nominate administrators and other officials for election, set the economic guidelines for the Company, approve the statements and balances of the last fiscal  year, make decisions  about  profit sharing,  and agree on any measures necessary to ensure the fulfillment  of  the corporate purpose. If the meeting is not called, the Shareholders' Meeting shall automatically convene on the first (1) day of the month of April at ten o'clock in the  morning  (10:00 a.m.) at the headquarters where the Company's management has its offices. Management shall allow the shareholders or their representatives to inspect the Company's books and documents fifteen (15) business days leading up to the  meeting.

PARAGRAPH. The separate and consolidated financial statements of the Company  must be submitted for the consideration and approval of the Shareholders in the annual ordinary meeting. However, exceptionally, when urgent or unforeseen needs so request, the consolidated financial statements of the Company may be submitted for consideration in a subsequent meeting which must take place as soon as such consolidated financial statements become available and in any case, within the next 90 days following the Shareholders’ ordinary meeting.

ARTICLE 15. EXTRAORDINARY MEETINGS. Modified  by Deeds Nos. 4,842 of  October  6, 1995, 3530 of October  12, 1999, 4335 of  November  13, 2003, all  issued   by Notary 23 of Bogotá.  The General Shareholders' Meeting  may  be convened for  extraordinary meetings  by:

a)   The President.

b)   The   Board   of   Directors,  on   its  own   initiative   or   according   to  the   terms  established by the Code of Good Corporate Governance.

c)  The Certified Public Accountant.

d)   The Superintendence, when authorized by Law or when requested by multiple shareholders representing at least fifteen percent (15%) of the subscribed share.

Likewise, the Meeting shall convene upon the request of  multiple shareholders  representing  no less than  one-fourth of the share capital, in which case  an  announcement must be made by the Board of Directors, Legal Representative or Certified Public  Accountant.

During extraordinary  meetings, the Shareholders' Meeting may  only make decisions on topics included in the agenda accompanying the  meeting announcement, although with a majority  of the votes present, the Meeting may address additional topics after the  agenda has  been covered.

ARTICLE 16. ANNOUNCEMENT. Modified  by Deeds Nos. 2691 of May 24, 1994,  1636 of April 20, 1995, 4842 of October   6, 1995, 3530 of October   12, 1999, 1248 of  April  22, 2002 and   4335 of  November   13, 2003, all  issued   by Notary   23 of  Bogotá. All announcements shall be published in a widely available newspaper.  The  announcement of Shareholders' Meeting shall  be made at least five (5) calendar days in advance.   For  meetings during which the end-of-year  financial statements will be  approved, the announcement  must be made at least  fifteen (15) business days in advance. The issuance of the announcement shall be recorded in the minutes  of the corresponding meeting. Nevertheless, the General Shareholders' Meeting may  meet  without prior announcement when there is representation of all the subscribed share. If a meeting is announced but not held due to lack of quorum, a new  meeting will be scheduled that will be held and will make decisions as long  as  multiple shareholders  are present, regardless of the quantity of the shares represented.   The new meeting shall be hold no sooner than ten (10) and no later than thirty (30) business days from the date scheduled for the first meeting. When the Shareholders' Meeting automatically convenes at an ordinary meeting on the first business day in the month  of April, it may  also deliberate and make decisions  according to the same terms.

ARTICLE 17. MAJORITY TO DELIBERATE AND MAKE DECISIONS. Modified   by

Deeds Nos.   2691 of May 24, 1994, 3530 of October  12, 1999, 4335 of November

13, 2003, all issued by Notary   23 of Bogotá. The quorum to deliberate shall constitute multiple shareholders who represent at least an absolute majority of subscribed shares, i.e., half of the subscribed shares plus one. The decisions of the General Shareholders' Meeting shall be made, in general, by the majority of votes  present, except for the special majorities described in the bylaws and required by law, in which case the latter shall take precedence. Decisions of a general nature made  by the Shareholders' Meeting in accordance with the law and the bylaws shall be  binding for all members, including those who are absent or  who dissent.

PARAGRAPH. The deliberations of the General Shareholders' Meeting may  be suspended and resumed at a later time as many times as decided by multiple attendees that total at least half of the shares plus one represented at the meeting,  but  deliberations may not  extend for more than three (3) days unless all subscribed shares  are represented.

ARTICLE 18. ELECTIONS. The electoral quotient system shall be applied whenever two or more people are up for election for the same Board, committee, or collegial body.

ARTICLE 19. FUNCTIONS OF THE GENERAL SHAREHOLDERS' MEETING. Modified  by Deeds Nos. 2691 of May 24, 1994, 3,530 of October 12, 1999, 1248 of  April 22, 2002, 4335 of November   13, 2003, all issued   by Notary   23 of Bogotá,  1323 of April 24, 2009 issued by Notary 36 of Bogotá, 2781 of May 26, 2015, issued by Notary 73 of Bogotá,   159 of January    21, 2016 issued   by Notary 73 of Bogotá  and 6367 of November 25, 2016 issued  by Notary 73 of Bogotá.  The following are the functions of the General  Shareholders' Meeting.

1)   Adopt measures in the Company's interest.

2)   Elect and freely remove primary and alternate members of the Board  of Directors.

3)   Elect  and freely remove the CPA  and his  or her  alternate.

Shareholders may  nominate candidates for the post of the Company's Certified  Public Accountant (and alternate). These nominations shall be discussed in the General Shareholders' Meeting, and after an assessment, an election will be held.

4)   Set the compensation for the members of the Board  of Directors and the Certified

Public  Accountant.

5)   Order that appropriate actions be taken against Managers, Officials, Executives  or the Certified Public Accountant.

6)   Review the reports of the Board  of Directors and the CPA.  Examine, approve and challenge the year-end financial statements, and close or annotate the associated statements.

7)   Establish necessary reserves  beyond the legal  reserve.

8)   Pursuant to the law and these bylaws, decide on profit sharing by determining the amount  of the dividend, and the  means and deadlines of its payment.

9)   Amend these bylaws with a  majority vote of those present.

10)Appraise in-kind assets received as payment for the subscription of shares with a  majority vote of those present minus the shares corresponding to the contributors,  who may not vote on this matter.

11)Rule that a specific issuance of common shares be placed not subject to subscription right by means of a vote of seventy  percent (70%) of the shares  present.

12)Authorize the issuance, when deemed appropriate, of preferred shares without  voting  rights.

13)Authorize  with  a   unanimous   vote  of   all  subscribed   shares   the   entry   of   the

Company as a shareholder  of another collective company.

14)Evaluate the management of the Company's Board of Directors through a review  and approval or rejection of the annual management report that must be submitted  for  the Shareholders' Meeting's consideration.

15)To determine the maximum amount up to which the Company can make donations that support charitable causes for the community, or specific sectors of the community (for example, causes benefiting health, education, culture, religion, democracy, athletics; scientific and technological research;  ecology  and environmental  protection; the  defense, protection and  promotion of human  rights; legal access, social development programs, disaster relief, etc.) and that help promote the Company's image as part of its social responsibility. The General Shareholders' Meeting shall have the power to decide on the specific sectors to  which these donations shall  be made.  In each meeting, the board  of  directors will submit to the consideration  of the General Shareholders' Meeting its recommendations with  respect to the maximum amount up to  which the Company can  make donations and the specific sectors to which these donations shall be  made.

PARAGRAPH: The maximum amount up to which the Company is authorized to make donations shall survive until its complete use.

16)Approve the general policy of election and compensation of the Board of Directors.

17)Approve the acquisition, sale or liens of assets and segregation transactions, also known as Escisión Impropia,  exceeding  25% of the total assets of the Company calculated against the separate financial statements of the immediately previous period.

18)Other functions established by law or these bylaws, not corresponding to other corporate bodies.

ARTICLE 20. BOOK OF MINUTES. The verifications of quorum,  deliberations,  elections, decrees, resolutions and any  other of the General Shareholders' Meeting's activities shall be chronologically recorded in a book of minutes registered with and  numbered by the Bogotá Chamber of Commerce. The Chair and the Secretary  of the  Shareholders' Meeting shall sign the respective minutes.

CHAPTER IV. BOARD OF DIRECTORS

ARTICLE 21. COMPOSITION OF THE BOARD. Modified  by Deeds Nos. 941 of April  5, 1999 issued by Notary  23 of Bogotá,  and 0580 of March  6, 2006 issued by  Notary 18 of Bogotá. The Board of Directors shall be composed of seven (7) primary  directors and their seven (7) personal alternates. At least twenty-five percent (25%) of the members of the Board of Directors shall be independent in nature. Directors shall be elected by the General Shareholders' Meeting through the electoral quotient system.  The President shall attend the meetings of  the Board of Directors. He or she is allowed to speak but not vote, unless he or she is a member of the Board, in which case he or she may speak and vote. Directors shall have a term of one (1) year and  may be re-elected for an indefinite number of terms or freely removed by the General  Shareholders' Meeting before the expiration of the term. If, at the expiration of the term, the Shareholders' Meeting has not held a new election, the previously elected directors shall remain in their positions.

ARTICLE 22. CHAIR AND SECRETARY. The Board of Directors shall have a Chair  elected  from  among   the   directors,  as   well  as   a   Secretary  who may  be   a   board  member  or another person.

ARTICLE 23. ALTERNATES. Alternate board members shall replace primary board members during permanent or temporary  absences, but they  may  be called to  participate   in  the   Board's  deliberations,  even  when they   would not   otherwise  be  required to attend, in which case the alternate shall be able to speak but not vote in the deliberations and shall be paid the same compensation as the primary  board  members.

ARTICLE 24. BOARD MEETINGS. Modified  by Deeds Nos. 2691 of May 24, 1994  and 4260 of October  24, 2001 issued   by Notary   23 of   Bogotá. The Board of Directors shall hold ordinary  meetings at least once a year. It may  also hold  extraordinary meetings when ordered by the Chair or at least two of the board  members.

The Board of Directors' deliberations shall be valid with a majority of its members  present. Decisions shall be made by  means of majority vote. Deliberations and  decisions shall be recorded in the minutes kept in the books registered with and numbered by the Chamber of Commerce. Once the minutes have been approved, they shall be signed by the Chair and the Secretary.

ARTICLE 25. FUNCTIONS OF THE BOARD OF DIRECTORS Modified  by Deeds Nos. 2691 of May 24, 1994, 941 of April  5, 1999, 3530 of October   12, 1999, 4260 of  October   24, 2001, 1248 of  April  22, 2002, 4335 of  November   13, 2003, all  issued   by Notary   23 of Bogotá,   0580 of March   6, 2006 issued   by Notary   18 of  Bogotá,   1323 of  April  24, 2009   issued   by  Notary   36   of  Bogotá   and   6367 of  November   25, 2016 issued by Notary 73 of Bogotá.  The following are the functions  of the Board of Directors.

1.   Establish the rules of  procedure for  the Board.

2.   Establish the necessary departments for the proper operation of the Company,  assign their  responsibilities and determine the fees.

3.   Appoint and freely remove the President, set the President's compensation,  and  make decisions about the President's resignation or termination.

4. Evaluate the President's management and that  of the other Company  executives  by reviewing the management report at the end of each year and  on any  other  occasions required by law or the Board  of Directors.

5.   Designate the President's alternates.

6. Convene the Shareholders' Meeting so it can decide on the resignation  of  members of the Board  of Directors and of the CPA.

7.   Convene the Shareholders' Meeting for  any other  purpose.

8.   Decide on matters submitted by the Chair of the Board.

9. Submit an fiscal year-end report to the General Shareholders' Meeting along with statements,  balance  sheets,   inventories,  and   a   profit  sharing  proposal. The  management  report, which will  be submitted in conjunction with the  Company  Management, will include a description of the Company's primary risks, along with information about internal control activities and any relevant findings, should there be any.

10.Authorize bond issuances.

11.Make decisions about storing certificates issued by the Company in a Central

Securities Depository.

12.Exercise the powers that, according to the bylaws, are not assigned to the

General Shareholders' Meeting.

13.Examine, when deemed appropriate, either directly or indirectly, the books,  accounts, documents and cash flow of the  Company.

14.Interpret the provisions of the bylaws that give rise to uncertainties and define their meanings before the next General Shareholders' Meeting so they can be submitted for  review.

15.Delegate issues the Board deems appropriate to the President, provided that they can be delegated.

16.Order that any action or contract part of the corporate purpose be executed,  and  make the decisions necessary for  the Company to  meet its goals.

17.Authorize operations the purpose of which is to acquire, transfer,  mortgage,  encumber or limit immovable property, receive money  as a loan, and any  other  document or contract whose amount exceeds TWENTY THOUSAND (20,000)  LEGAL MINIMUM MONTHLY  SALARIES and empower the President to sign such contracts or  documents.

18.Adopt specific  measures related to the governance, conduct and information  of the Company in order to ensure the rights of those who invest in shares or any  other security issued are respected and that proper management is employed and that this management is made public  knowledge.

19.Oversee that the rights of all shareholders  and other investors are respected  under the parameters set  by market regulating bodies.

20.Approve and revise the Code of Good Corporate Governance, which shall contain  all the rules and mechanisms required by the General Shareholders' Meeting, the  Board of Directors, the Company's Internal Regulations and the Law. Such power  may be delegated to the President  of the Company.

21.Ensure compliance with the Code  of Good Corporate Governance.

22.Resolve possible conflicts of interest that may arise between employees and the Company. The procedures for resolving conflicts of interest shall be described in the Code of Good Corporate Governance adopted by the Company.

23.Oversee proper compliance with the Company's internal control policies and  procedures.

24.According   to   the   terms   established   in   the   Code   of   Good   Corporate Governance,  make decisions about conducting special audits requested by the Company's shareholders or investors that are not initially accepted by the legal  representative.

25.Approve   the   share   subscription   regulations,  which  shall  contain:   a)   The  quantity of shares to be offered, which shall not be less than those already issued;  b) The proportion and the way in which they can be subscribed; c) The term  of  the offer, which shall not be less than fifteen (15) days and not exceed one (1) year; d) The price at which they will be offered; e) The deadline for paying for the shares. To set the price at which the shares will be offered, it shall not be  necessary to conduct the technical study described in Article 41 of Law 964 of

2005.

26.Designate the members of the Audit Committee from the members of  the

Board  of Directors.

27.Respond to proposals submitted to the Board of Directors by  multiple shareholders   that   represent   at   least  five   percent   (5%)  of   the  subscribed shares. Therefore, each proposal shall be read at the following ordinary meeting  of the Board. A Board committee shall  be designated to draft a response,  although the Board may  have the management do so instead. The Secretary of the Board shall respond in writing to the petitioners, clearly indicating the reasons that  motivated the decisions, provided that the object of the proposals is not  related to industry secrets or strategic Company information.

28.Authorize the donations the Company  makes pursuant to the authorizations  granted by General  Shareholders' Meeting for this purpose.

CHAPTER V.  PRESIDENT

ARTICLE 26.   APPOINTMENT AND TERM. Modified  by Deeds Nos. 941 of April

5, 1999 and 1248 of April 22, 2002 issued  by Notary 23 of Bogotá.  The President shall be the legal representative of the Company both in court and outside of court. He or she shall be the  person responsible  for managing the Company. The President shall be appointed by the Board of Directors for the term of one (1) year from the time  of election. The President may be re-elected for an indefinite number of terms and  may be freely removed before the expiration of the term.   The President shall have two alternates.  In the event that the Board of Directors does not elect a President or  Alternates when it should, the previous individuals shall continue in their positions  until new  ones are appointed.    During permanent or temporary  absences of the  President, he or she shall be replaced by the alternatives in the order determined by the Board of Directors upon their appointment.

ARTICLE  27. POWERS OF THE PRESIDENT Modified  by Deeds Nos.   2691 of May 24, 1994, 941 of April 5, 1999, 4260 of October  24, 2001, 1248 of April 22,

2002, 4335 of November 13, 2003, all issued by Notary 23 of Bogotá, 1323  of April  24, 2009 issued by Notary 36 of Bogotá  and 6367 of November  25, 2016 issued  by Notary 73 of Bogotá. The President's functions  are those that correspond  to him  or  her   by   nature   of   the   position   within  the   limits  of   the corporate purpose and these bylaws, namely:

1)   Use the Company's name and represent it in court and elsewhere before any  authority,   individual   or   corporate  entity,   with   the   powers   to  novate,   settle,  engage or abandon, and to participate in rulings to dispute the ownership of  property or  rights.

2)   Execute  or sign   any type   of   contract  or document   related   to   the   corporate  purpose in which the  Company has interests, subject to the limitations set forth in these bylaws.

3) Convene ordinary  and extraordinary  sessions of the General Shareholders' Meeting  and the Board of Directors, and  present reports on the Company's business.

4)   Appoint and freely remove Vice Presidents and Managers of the Company,  outline their compensation, and  make decisions about their resignations and terminations; supervise the people who shall designate the other employees  of the Company.

5)   Open bank accounts in the Company's name in order to keep Company  funds therein;  make transfers from these accounts and trade all types of securities.

6)   Empower    agents  who   will  represent   the   Company in  and   out   of   court   and  delegate to them the functions or powers deemed necessary, to the extent that they can be delegated.

7)    Sign notices of revisions to the bylaws.

8)   Present   to  the   Board   of   Director   and   constantly  supervise  compliance   with specific measures related to the governance, conduct and information  of the Company in order to ensure the rights of those who invest in shares or  any other  securities issued  are respected and that  proper  management is employed and that this management is made public knowledge.

9)   Ensure that all shareholders and other security investors are respected under the parameters set  by market  regulating bodies.

10)  Supply the market with complete, timely and accurate information about the Company's financial statements and the Company's corporate and administrative conduct, without prejudice to the terms of Articles 23 and 48 of Law 222 of 1995.

11)  Compile all  the   regulations   and    mechanisms   required   by law in   a   Code of Good Corporate Governance to be submitted to the Board  of Directors for  approval.  This Code shall be available for shareholders and investors to consult at the Company's  premises  at all times.

12)  Decide on the need to conduct special audits according to the terms of the

Code  of Good Corporate Governance.

13)  Define   the   policies   and   design   the   internal   control   procedures   that   the Company should adopt; monitor that these procedures  meet the needs of the Company.

Thus, the company shall appoint an internal auditor who shall be responsible  for   internal   control   tasks   according   to   the   Code   of   Good   Corporate Governance.

14)  Submit a documented assessment of his or her management on an annual basis and at any other times required by law or the Board  of Directors.

PARAGRAPH. The  President shall have extended powers to exercise the above  functions, except  for acquiring, transferring, mortgaging, encumbering  or limiting immovable property, receiving money  as a loan, or signing any other document or contract whose amount exceeds TWENTY THOUSAND (20,000) LEGAL MINIMUM MONTHLY SALARIES,  as these  must be authorized by the Board of Directors.

CHAPTER VI. AUDIT COMMITTEE

ARTICLE 28. Supplemented and modified by Public Deeds Nos. 0580 of March  6, 2006 issued by Notary 18 of Bogotá, and 28 of January 6, 2011 issued by Notary  73 of Bogotá.   AUDIT COMMITTEE: The Audit Committee shall be made up of three  primary  directors and no alternates. All members must be independent primary  members. The members of the Committee shall be appointed by the Board of Directors.  The Company's CPA shall also be part of the Committee. He or she shall be entitled to speak at meetings but not vote. Committee meetings may be scheduled by  any Company official.

PARAGRAPH. The Audit Committee  must meet at least once every three (3) months.  The decisions of the Audit Committee shall be documented in minutes, subject to the  provisions  of Article 189 of the Commerce Code.

ARTICLE 29. Supplemented and modified by Public Deeds Nos. 0580 of March  6, 2006 issued   by Notary   18 of Bogotá,   and 28 of January  6, 2011 issued  by  Notary 73 of Bogotá. FUNCTIONS OF THE AUDIT COMMITTEE.

1.   Support the Board  of Directors to  make decisions about internal control and its improvement.

2.   Supervise the Company's internal control structure with the goal  of determining  whether the procedures reasonably protect the Company's  assets.

3. Ensure transparency in the preparation, presentation and disclosure of the  financial  information prepared by the Company.

4.   Review the Company's Financial Statements before they are submitted to the

Board  of Directors and the General Shareholders' Meeting.

5.   Constantly evaluate established procedures to determine the adequacy of the internal  control.

6.   Contract independent specialists for specific cases in line with the Company's general contracting policies,  as  deemed appropriate.

7.Review and discussfinancial statements, quarterly  reports, and any other  financial  reports prepared by the Company with  management and the CPA.

8.   Make  recommendations   to   the   General   Shareholders'  Meeting   about   the  appointment  and compensation of the Company's CPA.

9.   Approve the CPA's management activities on behalf of the Company, whether  or  not these involve audits.

10. Discuss risk management policies with  management.

11. Issue reports to the Board  of Directors on topics  deemed relevant.

CHAPTER VII.  CERTIFIED  PUBLIC ACCOUNTANT.

ARTICLE 30. APPOINTMENT AND TERM. Modified   by Deeds Nos. 2691 of May

24, 1994, 4260 of October 24, 2001, 1248 of April  22, 2002 and 4335 of November

13, 2003, all issued   by Notary   23 of Bogotá. The Certified Public Accountant and  his or her alternate shall be elected by the General Shareholders' Meeting by a vote of multiple shareholders representing at least half plus one of the shares represented  at the meeting. All elections shall be conducted by  ballot, except with unanimity is required.  The CPA shall be elected  for a term equal to that of the  Board of Directors. The election must take legal ineligibilities into account. The CPA may be re-elected  an indefinite number of times or  freely removed before the expiration of the term. The CPA shall have an Alternate who shall replace him or her for permanent, temporary or inadvertent absences. The powers and the obligations of the CPA shall be:

1.   Verify that the operations executed on the Company's behalf respect the bylaws  and the decisions of the General Shareholders' Meeting and the Board of Directors.

2.   Inform   the   General   Shareholders'  Meeting,   the   Board   of   Directors   or   the  President, as needed, in writing in a timely manner of the relevant findings that  occur during the functioning of the Company as it carries out its business so that the necessary measures can be taken. The CPA may request that the Company  provide information about findings relevant to the market and investors through the available reporting mechanism.

3.   Collaborate with the governmental entity that exercises control over the company  and provide the necessary or  requested reports.

4.   Ensure that records are carefully kept of the Company's accounts and of  the  minutes of the General Shareholders' Meeting and of the Board of Director sessions; ensure the proper conservation of Company correspondence and account  documents, issuing any instructions necessary for  these purposes.

5. Meticulously inspect the Company's properties and ensure that the necessary conservation or security measures are taken for this property and any other property in its possession.

6.   Issue the instructions, conduct the inspections and request the reports that are  necessary to establish constant control over the Company's  assets.

7. Sign and authorize any  balance sheet issued as part of his or her review  or corresponding  report.

8. Convene extraordinary sessions of the General Shareholders' Meeting when  deemed necessary.

9. Ensure that Company's management fulfills the specific duties set forth by regulatory bodies, especially duties related to reporting and the Code of Good Corporate Governance.

10. Comply with any other responsibilities required by law or the bylaws and those legally conferred by the General  Shareholders' Meeting or the Board of Directors.

PARAGRAPH. The Certified Public Accountant's report on the General Balance

Sheets must indicate, at the least:

1)    Whether   he   or   she   obtained   the   necessary   information   to   fulfill  his  or   her  functions.

2)  Whether, during the course of the review, he or she followed the recommended  auditing technique procedures.

3)  Whether, in his or  her opinion, the accounting was conducted in accordance with legal regulations and accounting techniques, and if the operations carried out comply with the bylaws and the decisions of the General Shareholders' Meeting  or  of the Board of Directors,  as appropriate.

4)  Whether the balance sheet and the income statement were taken faithfully from the books and, in his or her opinion, whether the former reliably  represent the Company's financial situation at the end  of the reviewed period according to the  generally accepted accounting regulations, and whether the latter reflects the  results for  said period.

5)  Any uncertainties or doubts  about the accuracy of the financial statements. The CPA's report for the General  Shareholders' Meeting must indicate:

1.  Whether the actions of the Company's managers comply with the bylaws and the  orders  or instructions of the General Shareholders' Meeting or Board  of Directors.

2.  Whether the correspondence, documents, accounts, books of minutes and the

Stock Ledger  have been properly kept.

3. Whether internal control measures and  measures to conserve and protect the Company's property exist and are adequate. The CPA shall  be able to speak, but  not vote in the deliberations of the General Shareholders' Meeting. The same shall be true when the CPA is invited to the Board of Directors sessions.  The CPA shall also have the right to inspect the Company's accounting books, books of  minutes, correspondence, statements and any other  documents  at any time.

CHAPTER VIII. BALANCE SHEET AND DIVIDENDS.

ARTICLE 31. ANNUAL FINANCIAL STATEMENTS. Modified  by Deeds Nos.  2691 of May 24, 1994, 2,742 of June 17, 1998, 941 of April  5, 1999, 1248 of April 22, 2002, all issued by Notary 23 of Bogotá and 6367 of November 25, 2016 issued by Notary   73 of Bogotá. On December 31 of every year, statements will be made  available to prepare and release the General Financial Statements of the respective  financial period.  The Financial Statements, the minutes, the books and any  other  material supporting the reports shall be kept at the General Secretary's office fifteen  (15) business days before the scheduled date of the  meeting  of the General  Shareholders' Meeting so that they can be examined by the shareholders.

ARTICLE  32. APPROVAL OF THE BALANCE SHEETS. Modified  by Deed No.  1248 of April 22, 2002, issued   by Notary 23 of Bogotá. The Balance Sheets must  be submitted to the General Shareholders' Meeting by the Board of Directors and the

Legal Representative pursuant to the requirements of Article 446 of the Commerce

Code (Decree 410  of 1971)  and any other  applicable legislation.

ARTICLE 33. STATUTORY RESERVE. Modified  by Deeds Nos. 2691 of May 24,

1994 and 1248 of April  22, 2002 issued   by Notary  23 of Bogotá. The statutory  reserve shall be established with ten percent (10%) of the profits of each financial  year  until an  amount equal to 50% of the subscribed capital  has been set  aside. Once this reserve reaches this  fifty percent (50%), the Company shall no longer be required to reserve ten percent  (10%) of the  net profits. If the  value of the reserve decreases, however, the Company  must resume setting  aside ten percent (10%) of its profits until the  minimum is once again  met.

PARAGRAPH. The General Shareholders' Meeting may  mandate the formation of  occasional or voluntary  reserves for special purposes; these must be approved  according to these  bylaws and the law. Occasional reserves  mandated by the General  Shareholders' Meeting shall only be mandatory for the fiscal year in which they are established. The General Shareholders' Meeting may change their purpose when it deems appropriate.

ARTICLE 34. PROFIT SHARING. Modified  by Deeds Nos. 2691 of May 24, 1994,

3530 of October 12, 1999, 1248 of April 22, 2002, all issued by Notary 23 of Bogotá  and 6367 of November 25, 2016 issued by Notary 73 of Bogotá.  Once the General  Shareholders' Meeting has approved the inventory and the balance of the financial year, it will proceed to make appropriations to reserves and make decisions about profit sharing. Unless decided otherwise, at least fifty percent (50%) of the profits earned  during each year, or the balances thereof shall be distributed as dividends if losses  for  previous year must be  offset. This percentage shall be increased to seventy percent  (70%) if the sums of statutory or voluntary  reserves   exceed   one   hundred   percent

(100%)  of   the   subscribed   capital.  This percentage, however, may be decreased or  there may  be no profit sharing  if approved by the General Shareholders' Meeting with seventy eight percent (78%) of the shares represented at the meeting. If there are profits, they  shall be distributed proportionally to the number of shares subscribed by  each of the Company's shareholders.  Dividend payments shall be  made in cash to all shareholders at the time the payment is due, within the timeframe set forth by the General Shareholders' Meeting at the time dividends are declared payable.  When Company shares  are listed on the   stock exchange,   however,   the ex dividend period  must be honored. The dividend may be paid in Company shares if such a proposal is approved by  representatives of eighty percent (80%) of the shares present at the  meeting. In the  event that this  majority is not met, shares shall only be distributed to shareholders as dividends to those who accept them.

PARAGRAPH. The General Shareholders' Meeting may  declare the payment  of  dividends for shares issued and placed during a specific fiscal year based on the profits of previous years for shares that have not been subscribed, provided that reserves exist to pay them.

CHAPTER IX. BYLAW AMENDMENTS.

ARTICLE  35.   AMENDMENTS.  Modified  by Deeds Nos.941 of April 5,  1999  and 3530 of October 12, 1999 issued by Notary 23 of Bogotá.  Amendments of the corporate bylaws must be approved by the General Shareholders' Meeting with a  majority of the votes present. The Legal Representative is responsible for legally executing the agreements on the Bylaw Amendments approved by the General  Shareholders' Meeting.

CHAPTER X. DISSOLUTION AND LIQUIDATION.

ARTICLE 36. GROUNDS FOR DISSOLUTION. The Company shall be dissolved:

a)   Upon the expiration of its contractual  term  if not  extended prior to expiration.

b)   By the reduction  of the number of its associates to less than that  required by law  for its  establishment  or function.

c)  By a decision of the General Shareholders' Meeting with the  majority stipulated in the bylaws.

d)   When losses occur that reduce the Company's net worth to less than fifty percent

(50%) of the subscribed capital.

e)   When ninety-five percent (95%) or  more  of the subscribed shares belong to a single shareholder.

f)   By any other legal grounds.

ARTICLE  37. LIQUIDATION. Modified  by Deed No. 4260 of October  24, 2001, issued by Notary 23 of Bogotá.  In the event  of the Company's dissolution,  the Company's properties shall be liquidated and distributed according to the provisions  of the General Shareholders' Meeting and the law. The person or people designated by the General Shareholders' Meeting shall carry  out the liquidation. If  the Meeting does  not name a liquidator, the President of the Company at the time of the liquidation shall carry out this role. The Board of Directors shall serve as the Advisory Board of the liquidator or liquidators. In-kind property shall be sold to award cash to the associates, unless the General Shareholders' Meeting decides to award the in- kind property to the shareholders.

ARTICLE 38. OPERATION OF THE GENERAL SHAREHOLDERS' MEETING. During the liquidation period, the General Shareholders' Meeting may hold ordinary  and  extraordinary sessions pursuant to these bylaws. The Meeting shall have all relevant  functions for the liquidation, especially those related to freely changing and  removing liquidators and alternates, agreeing with them the price for their services, and  approving the final liquidators' report and the distribution document.

ARTICLE 39. FINAL LIQUIDATION STATEMENT AND DOCUMENT. Once the  external liabilities have been paid off, the  final liquidation statement  and the document  distributing the balance to the shareholders shall  be prepared. In the manner set  forth in these bylaws, the liquidators shall convene the General Shareholders' Meeting  to  approve the liquidators' statements and the distribution  of the aforementioned balance.  If no associates attend the first duly announced meeting, the liquidators shall call a second meeting to occur within the next 10 days. If no one attends this second meeting  either, the liquidators' statement shall be deemed  approved. It shall not be possible to contest it thereafter. Once the final liquidation statement has been approved, associates shall receive what is due to them. If there are absences or if there are many associates, the liquidators shall call them via announcements that shall be published no less than three (3) times at intervals of eight (8) to ten (10) days in a newspaper that circulates  where the Company's headquarters is located. After the last announcement is made  and ten (10) days after the last publication, the liquidators shall submit to the  departmental welfare board of the place where the Company's headquarters is located  or, in such an  entity's absence, the closest such body, the properties belonging to associates who were not present to receive it. They may only claim said properties  within the following year. After that time, the property shall become the property of the  welfare entity, and  for which the liquidator shall provide the necessary transfer  documents. The relevant regulations of the Code of Commerce shall apply for the  Company's liquidation.

CHAPTER XI. MISCELLANEOUS PROVISIONS.

ARTICLE 40. ARBITRATION CLAUSE.  Modified  by Deed No. 1248 of April 22,

2002, issued by Notary 23 of Bogotá. Disputes that arise between shareholders or  between shareholders and the Company  resulting from the execution of the corporate  bylaws or the Company's liquidation shall be resolved by the Arbitration Tribunal located in Bogotá D.C. and shall be made up of  three  (3) Colombian lawyers  who shall issue a legal decision. The appointment of the arbiters shall be made by joint agreement  between the parties within ten  business days from the time the application is submitted  by one party to the other. If  an agreement is not reached, the Center for Arbitration  and Reconciliation of the Bogotá Chamber of Commerce shall  appoint the  arbiters according to its internal regulations. The arbitration process shall proceed pursuant to  the relevant legal regulations and the rules of the Center for Arbitration  and  Reconciliation of the Bogotá Chamber of Commerce.

ARTICLE 41. COMPLIANCE WITH THE CODE OF GOOD CORPORATE GOVERNANCE. Supplemented by Deed No. 4335 of November  13, 2003, issued  by Notary 23 of Bogotá. Paragraph supplemented by Deed No. 159 of January 21,  2016, issued  by Notary  73 of Bogotá.  The Company's shareholders and investors may  make respectful  inquiries  when they believe a  breach  of   the   Code of   Good Corporate Governance has occurred.

The Company shall establish an office to serve shareholders and investors under the  direction of  an  official  with this remit. Said office shall serve as a link  between shareholders  and investors  and the Company's governance bodies, and it shall carry  out the necessary  management to meet the needs and requirements of shareholders  and investors in a timely manner.

PARAGRAPH. Notwithstanding its voluntary  nature, corporate  governance best practices  and recommendations  adopted  by the Company, shall be mandatory for Grupo Aval, its officers and  employees.

ARTICLE 42.  MECHANISMS THAT ENSURE THE  EQUITATIVE TREATMENT OF THE COMPANY'S SHAREHOLDERS AND INVESTORS. Supplemented by Deed  No. 4335 of November 13, 2003, issued by Notary 23 of Bogotá. The Company shall give the same attention to petitions, claims and information submitted by shareholders,  regardless of the value of their shares, as to those submitted by investors, regardless of the value of their investments.

Among the specific mechanisms  for shareholders and investors that guarantee their equitative treatment: (i) Requesting sessions  of the General Shareholders' Meeting  according to provisions of the bylaws; (ii) Demanding compliance with the Code of Good  Corporate Governance, (iii) Being served and informed with the same level  of detail and promptness such that their rights are protected. Service and information shall be  provided to shareholders and investors through the Company's specific office  for shareholder  and investor services.

ARTICLE 43. CONTROL BY COMPETENT AUTHORITIES. Supplemented  by  Deeds No. 4335 of November  13, 2003 issued  by   Notary   23 of  Bogotá,   and Modified   by Public Deed No.  0580 of March 6, 2006 issued by Notary 18 of Bogotá.  As long as the Company issues securities pursuant to line 2 of paragraph 3 of article 75  of  Law   964   of   2005   and   article  73   of   Decree   4327   of   2005,   the   Financial  Superintendence shall exercise exclusive control  over the Company.

ARTICLE 44. RESOLUTION OF CONFLICTS OF INTEREST BETWEEN AN  EXECUTIVE OR MANAGER  AND THE COMPANY. Supplemented by Deed No.

4335 of November  13, 2003, issued  by Notary 23 of Bogotá. When an executive or  manager is in a situation that  entails a conflict of interest with the Company, he or she  must convene the General Shareholders' Meeting to present his or her case. He or she must provide this body with any information that may be relevant for making a  decision.  The executive or manager shall  be excluded  from the resulting vote if he or she is a shareholder. The General Shareholders' Meeting may only rule on such matters  when they do not jeopardize the interests of the Company.

ARTICLE 45. RESOLUTION OF CONFLICTS OF INTEREST BETWEEN AN  EXECUTIVE OR MANAGER AND A SHAREHOLDER. Supplemented by Deed No.

4335 of November  13, 2003,  issued  by Notary  23 of Bogotá. Executives or  managers may not claim ignorance of, limit or restrict in any way the rights of any shareholder.

Shareholders have all the powers granted to them by law to exercise their rights.

When a conflict of interest arises between an executive or a manager and a shareholder, compliance with the relevant regulations and the interests of  the Company shall prevail.

ARTICLE 46. CONFLICT OF INTEREST  BETWEEN CONTROLLING SHAREHOLDERS AND MINORITY SHAREHOLDERS.   Supplemented by Deed No.  4335 of November 13, 2003, issued by Notary 23 of Bogotá. When a transformation,  merger or division of the Company imposes greater responsibility or entails a decrease in equity for shareholders, absent or dissenting Shareholders shall have the right to  resign from the Company.  They shall also have the right to resign upon the   voluntary cancellation of the Company's registration in the National Securities Registry or the share exchange.

A decrease in shareholder  equity shall be understood to exist in the following cases:

1.   When the percentage  of the shareholder's share in the Company's capital  decreases.

2.   When the net worth of the share decreases  or its nominal  value is reduced,  as long as this produces a decrease in the capital.

3.   When the marketability of the share is limited or  decreased.